Exhibit 10.34

Summary of Annual Incentive Plan (AIP)
(as of February 2017)

What is the AIP?
The Compensation Committee (the “Committee”) of the Board of Directors of Rowan Companies plc (the “Company”) administers the Company’s targeted cash incentive plan (the “AIP”). The AIP is a compensation plan administered pursuant to the Company’s incentive plan and this document summarizes its material provisions.

Who is eligible?	Named Executive Officers (NEOs) and certain other officers.
What is my target bonus?	Each participant in the AIP generally has an incentive target that is denominated as a percentage of base salary depending on salary/responsibility level.
How is the payout calculated?
Once the bonus pool is funded, the Committee determines the actual bonus payout by assessing the Company’s performance against certain financial, operational or strategic metrics approved each year by the Committee.  Such metrics may include, but are not limited to, the achievement of EBITDA or other financial metrics, safety performance, contracted non-productive time or other financial, operational or strategic objectives.  In addition, the Committee also considers achievements made by the Company during the fiscal year.

Under the terms of the AIP, 75% of the target bonus value is determined by reference to approved metrics, with payout ranging from 0% to 200% of target depending on achievement of the metric.  The remaining 25% of the target bonus value is determined by the discretion of the Committee depending on Company achievements and performance during the year. Determinations with respect to any payouts under the AIP are usually made before March 15 of each year.

The performance and other metrics for any year (including any methods for determining payout or the application of any discretion by the Committee) vary from year to year and are detailed in our annual proxy statement with respect to payments made for the prior fiscal year.

What is the highest/lowest bonus I may receive?
Payout will be between zero and 200% of a participant’s target depending on the achievement of the metrics, the discretionary component and individual performance. Payouts are not guaranteed and are purely discretionary.

Are there thresholds for the AIP?
The AIP contains initial performance-based thresholds. These threshold performance goals are established to preserve the deductibility by the Company of AIP awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code for federal income tax purposes, and do not represent the actual financial results we expect to achieve. The tax-based performance criteria are established by the Committee and may change from year to year. Determination of whether the performance criteria are met is made by the Committee after the end of each performance period.

Are AIP payouts subject to the Company’s incentive plan clawback provisions?

The Company’s incentive plan grants the Committee authority to make AIP payouts subject to clawback provisions that permit the Company to recoup all or a portion of the amounts paid to a participant if the Company’s reported financial or operating results are materially and negatively restated within five years of the payment of such amounts.  In addition, the Company’s incentive plan permits the Company to recoup from participants who are engaged in conduct that was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or employees of the Company or its affiliates, or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the amounts paid under the plan within five years of such conduct.